UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2015

WESTELL TECHNOLOGIES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-27266	36-3154957
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 North Commons Drive, Aurora, Illinois	60504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 898-2500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2015, Westell Technologies, Inc. (the “Company”) issued a press release announcing the appointment of J. Thomas Gruenwald as the Company’s President and Chief Executive Officer, effective February 10, 2015. Mr. Gruenwald succeeds Richard S. Gilbert who is leaving the Company as President and Chief Executive Officer and a member of the Board of Directors effective as of February 10, 2015. Mr. Gilbert’s departure is not the result of any disagreement with the Company or the Board of Directors on any matter relating to the Company’s operations, policies or practices.

Mr. Gruenwald, age 66, has served as a member of the Company’s Board of Directors since October 2013 and as Lead Independent Director since December 2014. Mr. Gruenwald has three decades of experience leading technology-based growth businesses and in the global telecommunications market. Mr. Gruenwald, who earned a Ph.D. in Theoretical Elementary Particle Physics from Purdue University, taught Physics and Astronomy at the University of Portland, Oregon. He then began his business career as a software developer at AT&T Bell Laboratories before moving to Tellabs, a multi-billion dollar designer and manufacturer of telecommunications systems. During his 16-year tenure at Tellabs, he served in a number of senior executive roles including CTO, Executive Vice President of the Broadband Networking Division, CIO, and Vice President of Human Resources and Quality Systems. After leaving Tellabs in 2007, he was managing director at the Global Sentry Group, LLC, a strategic advisory and turnaround firm specializing in small and mid-sized high tech corporations from 2008 to 2012. Following Global Sentry Group, Mr. Gruenwald served as the Managing Partner at Alliant Formulations, LLC, a leading manufacturer of personal care products requiring complex chemistry and manufacturing processes from July 2013 until February 2015. He also served on the Board of Spectrum Control (SPEC) from 1999 until 2011 when it was acquired. Additionally, he was Board Chairman for Edward Hospital, a billion-dollar regional health care facility, and served on other not-for-profit boards including Iowa State’s Engineering Advisory Council, Illinois Institute of Technology Board, North Central College Board of Trustees and Girl Scouts of DuPage County Board. Mr. Gruenwald will continue as a director of the Company but will no longer serve as a member of the Company’s Compensation Committee. Eileen A. Kamerick, a member of Westell’s Board of Directors, will join the Compensation Committee, serving as its chair.

Under the terms of an offer letter dated February 10, 2015 (the “Offer Letter”), Mr. Gruenwald will receive an annual base salary of $450,000 per year.

Beginning in fiscal 2016, Mr. Gruenwald is eligible to receive an incentive bonus annual target of 65% of base salary ($292,500) based upon the achievement of performance goals developed for each year by the Company’s Board and Compensation Committee.

Mr. Gruenwald will also receive the following grants pursuant to the Company’s 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”):

Restricted Stock Units (RSUs) (#)	Options (#)
250,000	250,000

The RSUs and stock options (of the Company’s Class A Common Stock) will vest 25% per annum on the anniversary of the grant date, based upon continued employment. Upon vesting, the RSUs convert into shares of Class A Common Stock of the Company on a one-for-one basis.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Offer Letter, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety. Additionally, a copy of the press release announcing Mr. Gruenwald’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference in its entirety.

Mr. Gilbert’s separation from the Company is a termination “without Cause” within the meaning of the employment agreement, entered into as of January 18, 2011, between the Company and Mr. Gilbert (which agreement has previously been filed with the SEC). As a condition to receiving severance benefits under the employment agreement, Mr. Gilbert is required to sign a waiver and release of all claims arising from his employment with the Company. The severance benefits include a lump-sum payment equal to $1,750,000 (which is equal to two years base salary plus two times target bonus), continued health benefits at employee rates for two years, and a pro rata portion of his fiscal 2015 bonus based upon the actual bonus that would have been earned. In addition, unvested outstanding equity awards (which includes 150,000 stock options with an exercise price of $2.425 per share, 220,747 restricted stock/performance units, and 88,170 performance stock units (at target)) will vest on the date of termination, unless such awards are based upon the satisfaction of performance criteria, in which case they will only vest pursuant to their express terms. For additional information regarding Mr. Gilbert’s employment arrangement (including severance provisions), please review the relevant disclosures in the Company’s 2014 Annual Meeting Proxy Statement.

Item 9.01 Financial Statement and Exhibits.

Exhibit No.	Description
10.1	Offer Letter for J. Thomas Gruenwald
99.1	Press release dated February 11, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.

Date: February 11, 2015	By:	/s/ Thomas P. Minichiello
Thomas P. Minichiello
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Offer Letter for J. Thomas Gruenwald
99.1	Press release dated February 11, 2015